EXHIBIT 3.2

                                                              State of Delaware
                                                             Secretary of State
                                                       Division of Corporations
                                                  Delivered 01:25 PM 07/18/2007
                                                       FILED 01:26 PM 7/18/2007
                                                    SRV070826154 - 3263360 FILE


                         ON THE GO HEALTHCARE, INC.

                 CERTIFICATE OF DESIGNATION OF PREFERENCES,
                           RIGHTS AND LIMITATIONS
                                      F
                 SERIES B 1.5% CONVERTIBLE PREFERRED STOCK

                       PURSUANT TO SECTION 151 OF THE
                      DELAWARE GENERAL CORPORATION LAW

        The undersigned, Stuart Turk hereby certifies that:

1. He is the President of On the Go Healthcare, Inc., a Delaware corporation (the "Corporation").

2. The Corporation is authorized to issue 1,000,000 shares of preferred stock, 400,000 of which have been designated as Series A Convertible Preferred Stock.

3. The following resolutions were duly adopted by the Board of Directors:

        WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 1,000,000 shares, $0.01 par value, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series and the designation thereof, of any of them; and

        WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 2,000 shares of the preferred stock which the corporation has the authority to issue, as follows:

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

                         TERMS OF PREFERRED STOCK

Section 1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

"Business Day"          means a day which is not a (i) Saturday, (ii) Sunday or
                        (iii) a national holiday observed in either the United
                        States or Canada.

"Commission"            means the Securities and Exchange Commission.

"Common Stock"          means the Corporation's common stock, par value $0.0001
                        per share, and stock of any other class of securities into which such securities may hereafter have been reclassified or changed into.

"Conversion Amount"     means the sum of the Stated Value at issue.

"Conversion Date"       shall have the meaning set forth in Section 6(a).

"Conversion Price"      shall have the meaning set forth in Section 6(b).

"Conversion Shares"     means, collectively, the shares of Common Stock into
                        which the shares of Preferred Stock are convertible in accordance with the terms hereof.

"Dividend Payment Date" shall have the meaning set forth in Section 3(a).

"Exchange Act"          means the Securities Exchange Act of 1934, as amended,
                        and the rules and regulations promulgated thereunder.

"Notice of Conversion"  shall have the meaning given such term in Section 6(a).

"Ontario Canada Courts" shall have the meaning given such term in Section 9(d).

"Original Issue Date"   shall mean the date of the first issuance of any shares
                        of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

"Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

"Securities Act"        means the Securities Act of 1933, as amended, and the
                        rules and regulations promulgated thereunder.

"Stated Value"          shall have the meaning given such term in Section 2.

"Trading Day"           means a day on which the Common Stock is traded on a
                        Trading Market.

"Trading Market"        means the following markets or exchanges on which the
                        Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series B 1.5% Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 2,000. Each share of Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $1,000 (the "Stated Value"). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

Section 3. Dividends.

        a) Dividends in Cash or in Kind. Holders shall be entitled to receive and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 1.5% per month, payable monthly on the first day of the month, beginning with August 1, 2007 and on the first day of each month thereafter (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) ("Dividend Payment Date").
           Assuming a Stated Value of $1,000 per share, the dividend payment shall be $15.00 per month. The form of dividend payments to each Holder shall be made in one of the following ways at the Holder's sole option: (i) if funds are legally available for the payment of dividends, in cash, (ii) in shares of Common Stock which shall be valued solely for such purpose at $0.005 per share, rounding up to the nearest whole share, or (iii) shares of Series B 1.5% Convertible Preferred Stock which shall be valued at the Stated Value, however the Corporation is not obligated to issue fractional shares and shall issue whole shares of Series B 1.5% Convertible Preferred Stock upon the Holder accumulating each whole share. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividends, whether paid in cash or shares, that are not paid within three Trading
           Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the Dividend Payment Date through and including the date of payment). The Holder must give five days written notice stating how Holder elects to receive dividend payments; such notice will stand until Holder notifies the Corporation of a change.

Section 4. Voting Rights.

        a) Subject to the provision for adjustment hereinafter set forth, each share of Series B 1.5% Convertible Preferred Stock shall entitle the Holder thereof to the number of votes as shall be equal to the aggregate number of shares of Common Stock into which such Holder's shares of Series B 1.5% Convertible Preferred Stock are convertible, multiplied by 2.

        b) Except as otherwise provided herein, by law, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, the Holders of shares of Series B 1.5% Convertible Preferred Stock, the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the
           Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share plus any accrued and unpaid dividends thereon and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Section 6. Conversion.

        a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date, subject to adjustment as described herein. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions, as the case may be, of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such share of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

        b) Conversion Price. The conversion price for the Preferred Stock shall equal $0.005 the "Conversion Price").

        c) Mechanics of Conversion

                i. Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver or cause to be delivered to the Holder (A) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends in the form selected by the Holder. The Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

               ii. Fractional Shares. Upon a conversion hereunder, the
                   Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share. If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

        d) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Common Stock issuable upon the conversion of the Series B 1.5% Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reverse split or otherwise, each Holder of Series B 1.5% Convertible Preferred Stock shall have the right, but not the obligation, thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reverse split or other change by Holders of the maximum number of shares of Common Stock into which such shares of Series B 1.5% Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

        e) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the date of issuance of the Series B 1.5% Convertible Preferred Stock, there is a capital reorganization of the Common Stock (other than a transaction provided for elsewhere in this Section 6), as a part of such capital reorganization, provision shall be made so that the Holders of the Series B 1.5% Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B 1.5% Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a Holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.

Section 7. Certain Adjustments.

        a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Preferred Sock), then solely at the Holder's option the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. If the Holder gives notification of an adjustment to the Conversion Price then the adjustment made pursuant to this
           Section 7(a) shall become effective immediately upon the earlier of (i) the record date for the determination of stockholders entitled to receive such dividend or distribution, (ii) the effective date in the case of a subdivision, combination or re classification or (iii) notification by the Holder. Failure to give notification by the Holder shall not operate as a waiver of the Holder's rights pursuant to this Section. The notification may be delivered at any time this Series B 1.5% Convertible Preferred Stock is outstanding and not converted pursuant to
           Section 6.

        b) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

        c) Notice to Holders.

                i. Adjustment to Conversion Price.  Whenever the Conversion
                   Price is subject to adjustment pursuant to any of this
                   Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth a brief statement of the facts requiring such adjustment.

               ii. Notice to Allow Conversion by Holder.  If (A) the
                   Corporation shall declare a dividend (or any other distribution) on the Common Stock; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to the Holder at its last address as its shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating
                   (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 10-day period commencing the date of such notice. The Corporation may require a legal opinion that as to the legality of such issuance or conversion prior to, and as a condition of, such issuance or conversion.

Section 8. Reacquired Shares. Any shares of Series B 1.5% Convertible Preferred
           Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 9. Miscellaneous.

        a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number (905) 660-5738, Attn:
           Stuart Turk or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (Ontario Canada time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (Ontario Canada time) on any date and earlier than 11:59 p.m. (Ontario Canada time) on such date,
           (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or
           (iv) upon actual receipt by the party to whom such notice is required to be given.

        b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

        c) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

        d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the Province of Ontario Canada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the Province of Ontario, Country of Canada (the "Ontario Canada Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Ontario Canada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Ontario Canada Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

        e) Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

        f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

        g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

        h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.


                             *******************


RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate this 18th day of July 2007.

         /s/Stuart Turk
     -------------------------------
     Name:  Stuart Turk
     Title: Chief Executive Officer
            and President

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF
 PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B 1.5% Convertible Preferred Stock indicated below, into shares of common stock, par value $0.0001 per share (the "Common Stock"), of On the Go Healthcare, Inc. a Delaware corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith.
No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: ___________________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _______________

Number of shares of Preferred Stock to be Converted: _________________________

Stated Value of shares of Preferred Stock to be Converted: ___________________

Number of shares of Common Stock to be Issued: _______________________________

Applicable Conversion Price:__________________________________________________

Number of shares of Preferred Stock subsequent to Conversion: ________________


[HOLDER]

   By:
     -----------------------------------------

 Name:
     -----------------------------------------

Title:
     -----------------------------------------